EXHIBIT 10.6

$20,800,000

CREDIT AGREEMENT

Dated as of December 22, 2004

Among

MADISON RIVER TELEPHONE COMPANY LLC

as Borrower

and

THE LENDERS FROM TIME TO TIME PARTY HERETO

as Lenders

and

MERRILL LYNCH CAPITAL CORPORATION

as Administrative Agent

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

as Sole Lead Arranger, Syndication Agent and Documentation Agent

SCHEDULES

Schedule 4.01(a)	-	Equity Interest Holders
Schedule 4.01(b)	-	Subsidiaries
Schedule 4.01(b)(II)		Existing Liens
Schedule 4.01(f)	-	Disclosed Litigation
Schedule 4.01(o)	-	Tax Sharing Agreements
Schedule 4.01(q)	-	Existing Debt and Surviving Debt

EXHIBITS

Exhibit A-1	-	Form of Term Note
Exhibit A-2	-	Form of PIK Note
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Solvency Certificate
Exhibit D-1	-	Form of Opinion of External Counsel to the Borrower
Exhibit D-2	-	Form of Opinion of Internal Counsel to the Borrower

Exhibit 10.6

CREDIT AGREEMENT

CREDIT AGREEMENT (this “Agreement”) dated as of December 22, 2004 among MADISON RIVER TELEPHONE COMPANY LLC, a Delaware limited liability company (the “Borrower”), the Lenders (as hereinafter defined), MERRILL LYNCH CAPITAL CORPORATION (“MLCC”), as administrative agent (together with any successor administrative agent appointed pursuant to Article VII, the “Administrative Agent”) for the Lenders and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED (“MLPF&S”), as sole lead arranger, syndication agent and documentation agent (the “Lead Arranger”; together with the Administrative Agent, collectively, the “Agents”).

PRELIMINARY STATEMENTS

(1) The Borrower has requested that the Lenders extend credit to the Borrower to enable it to refinance in full all indebtedness outstanding under the 8.4257% notes due December 31, 2010, dated April 10, 2002 and issued by the Borrower to Daniel M. Bryant, to G. Allan Bryant jointly with Linda S. Bryant and to the Michael E. Bryant Life Trust (collectively, the “Bryant Notes”) and to pay related costs, fees and expenses.

(2) In connection therewith, the Borrower desires to obtain pursuant to this Agreement, from the Lenders an initial Advance in an aggregate principal amount not to exceed $20,800,000.

(3) The Lenders are willing, but only on the terms and subject to the conditions hereinafter set forth, to make Advances to the Borrower.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquired Debt” means, with respect to any specified Person, (a) Indebtedness or Disqualified Stock of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person, and (b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent specified by the Administrative Agent in writing to the Lenders and the Borrower from time to time.

“Advance” has the meaning specified in Section 2.01.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Affiliate Transaction” has the meaning specified in Section 5.02(i).

“Agents” has the meaning specified in the recital of parties to this Agreement.

“Agreement” has the meaning specified in the recital of parties to this Agreement.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means the sale, lease, conveyance or other disposition of any assets or rights; provided that “Asset Sale” shall not include the redemption of any subordinated capital certificates in Rural Telephone Finance Cooperative.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 8.07 or the definition of “Eligible Assignee”), and accepted by the Administrative Agent, in accordance with Section 8.07 and in substantially the form of Exhibit B hereto or any other form approved by the Administrative Agent.

“Borrower” has the meaning specified in the recital of parties to this Agreement. For the avoidance of doubt, in the case of a conversion of the Borrower into a Delaware corporation pursuant to Section 265 of the Delaware General Corporation Law and in accordance with Section 5.02(d), the “Borrower” shall mean such Delaware corporation.

“Borrower’s Account” means the account of the Borrower specified by the Borrower in writing to the Administrative Agent from time to time.

“Borrowing” means a borrowing consisting of simultaneous Advances made by the Lenders.

“Bryant Notes” has the meaning specified in the Preliminary Statements.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means (a) in the case of a corporation, corporate stock (including common stock and preferred stock), (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and (d) any other interest, other than straight debt obligations, or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means (a) United States dollars, (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 365 days from the date of acquisition, (c) certificates of deposit and eurodollar time deposits with maturities of 365 days or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 365 days and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a Thompson Bank Watch Rating of “B” or better, (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above, (e) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Corporation and in each case maturing within 365 days after the date of acquisition, and (f) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change of Control” means the occurrence of any of the following: (a) at any time prior to the initial public offering of any Equity Interests of the Borrower, the Principals and the Related Parties of the Principals shall own beneficially or of record on an aggregate basis 65% or less of the combined voting power of all Voting Interests in the Borrower or in any newly formed Delaware corporation that holds 100% of the beneficial and record ownership interests in the Borrower; or (b) at any time after the initial public offering of any Equity Interests of the Borrower, any Person or two or more Persons acting in concert other than a Principal or a Related Party of a Principal shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of Voting Interests of the Borrower (or other securities convertible into such Voting Interests) representing 20% or more of the combined voting power of all Voting Interests of the Borrower, unless the Principals and the Related Parties of the Principals shall beneficially own a greater percentage of Voting Interests of the Borrower than such Person or Persons; or (c) during any period of up to 24 consecutive months, commencing on the date of this Agreement, Continuing Directors shall cease for any reason to constitute a majority of the board of directors of the Borrower.

“Closing Date” has the meaning specified in Section 3.01.

“Commitment Letter” means the Commitment Letter dated November 23, 2004 between the Borrower and MLCC, as amended.

“Confidential Information” means information that the Borrower furnishes to any Agent or any Lender, but does not include any such information that is or becomes generally available to the public other than by a breach by such Agent or such Lender of any confidentiality agreement or provision, including, without limitation, Section 8.09 hereof, or that is or becomes available to such Agent or such Lender on a non confidential basis from a source other than the Borrower.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, the directors of the Borrower on the date of the initial public offering of the equity securities of the Borrower and each other director if, in each case, such other director’s nomination for election or election to the board of directors of the Borrower is recommended or approved by at least a majority of the then Continuing Directors.

“Cooperative Certificate” means any subordinated or other capital certificate issued by the Rural Telephone Finance Cooperative, Rural Telephone Bank or other similarly situated telecommunications lender.

“Credit Facilities” means one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the passage of time or the requirement that notice be given or both.

“Default Interest” has the meaning set forth in Section 2.04(b).

“Disclosed Litigation” has the meaning specified in Section 3.01(d).

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date specified in clause (b) of the definition of the Maturity Date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 5.02(f) hereof.

“Eligible Assignee” means (a) a Lender or an Approved Fund; (b) an Affiliate of a Lender; (c) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $50,000,000; (d) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $50,000,000; (e) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $50,000,000, so long as such bank is acting through a branch or agency located in the United States; (f) the central bank of any country that is a member of the OECD; (g) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial bank loans in the ordinary course of its business and having total assets in excess of $50,000,000; and (h) any other Person approved by the Administrative Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected pursuant to Section 8.07, the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, that neither the Borrower nor any Affiliate of the Borrower shall qualify as an Eligible Assignee under this definition.

“Engagement Letter” means the Engagement Letter dated November 23, 2004 between the Borrower and MLPF&S, as amended.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of the Borrower, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of

ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Asset Sale” means any Asset Sale that constitutes any of the following (a) (i) in the case of any Asset Sale by the Borrower, transactions that involve assets having a fair market value of less than $1,000,000 in the aggregate in any Fiscal Year or (ii) in the case of any Asset Sale by the Subsidiaries of the Borrower, a single transaction or a series of related transactions that involve assets having a fair market value of less than $1,000,000, (b) a transfer of assets between or among the Borrower and its Restricted Subsidiaries, (c) the sale or other disposition of cash or Cash Equivalents, (d) the sale, lease, conveyance or other disposition of (i) real property or leasehold interests or (ii) equipment, to the extent the proceeds thereof are reinvested in the business of the Borrower or such Restricted Subsidiary within 120 days of such Asset Sale, (e) the sale, lease, conveyance or other disposition of inventory, accounts receivable or other current assets in the ordinary course of business, (f) the license of intellectual property in the ordinary course of business, (g) the issuance or sale by the Borrower or any of its Subsidiaries of Equity Interests in any Subsidiary of the Borrower; provided that such issuance or sale shall be deemed an issuance or sale of Equity Interests referred to in Section 2.03(b)(i)(C), or (h) the loss of property through (i) fire, accident or other casualty (including, without limitation, any transfer of title to property to a casualty insurer in settlement of an insurance claim) or (ii) condemnation, expropriation or other seizure by any Governmental Authority; provided that in no event shall the sale, transfer or other disposition of any Equity Interest in Madison River Capital constitute an “Excluded Asset Sale.”

“Excluded Issuance” means (a) with the respect to the incurrence, sale or issuance of Indebtedness, (i) with respect to Indebtedness incurred by the Borrower, Indebtedness permitted under clauses (i), (ii), (iv), (v), (vii), (viii) and (ix) of Section 5.02(b) hereof, and (ii) with respect to Indebtedness incurred by Madison River Capital and its Subsidiaries, any Indebtedness permitted to be incurred under the Indenture, other than Indebtedness incurred to refinance the Senior Notes in accordance with Section 5.02(k) hereof and (b) with the respect to the sale or issuance of any Equity Interests, (i) any issuance of Equity Interests to the holders of the Bryant Notes as partial consideration for their repayment in full, (ii) any sale or issuance of Equity Interests by a Restricted Subsidiary of the Borrower to the Borrower or to another Restricted Subsidiary of the Borrower, or (iii) any Equity Interests issued as consideration for any acquisition permitted under the Indenture.

“Existing Debt” means Indebtedness of the Borrower outstanding immediately before the occurrence of the Closing Date.

“Facility” means, at any time, the aggregate amount of the outstanding Advances owed to the Lenders at such time.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fiscal Year” means a fiscal year of the Borrower and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and (b) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of (a) borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), (c) banker’s acceptances, (d) representing Capital Lease Obligations, (e) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable, or (f) representing any Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person; provided that, where such Indebtedness is not assumed, the amount of such Indebtedness will be the lesser of (i) the fair market value of such asset as of the date of determination and (ii) the amount of such Indebtedness) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness. The term “Indebtedness” shall not include the aggregate face value of any Cooperative Certificates.

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Indemnified Taxes” has the meaning specified in Section 2.07(a).

“Indenture” means the indenture dated as of February 17, 2000 relating to Madison River Capital’s 13.25% Senior Notes due 2010 as in effect on the Closing Date.

“Initial Lender” means MLCC.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Borrower sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Borrower such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Borrower, the Borrower shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of Section 5.02(f) hereof.

“Lead Arranger” has the meaning specified in the recital of parties to this Agreement.

“Lenders” means the Initial Lender and each Person that shall become a Lender hereunder pursuant to Section 8.07 for so long as such Lender or Person, as the case may be, shall be a party to this Agreement.

“Lending Office” means, with respect to the Initial Lender, 4 World Financial Center, North Tower, New York, New York 10080, Attention: Wissam Kairouz and, with respect to any other Lender, the office of such Lender specified in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of each Lender as such Lender may from time to time specify in writing to the Borrower and the Administrative Agent.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Loan Documents” means (a) this Agreement and (b) the Notes, in each case as amended.

“Madison River Capital” means Madison River Capital, LLC, a Delaware limited liability company and a direct Subsidiary of the Borrower.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means any material adverse change in the business, financial condition, results of operations or properties of the Borrower and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, results of operations or properties of the Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies of any Agent or any Lender under any Loan Document or (c) the ability of the Borrower to perform its Obligations under any Loan Document.

“Maturity Date” means the earlier to occur of (a) the date on which the Advances are required to be repaid or prepaid in full pursuant to Section 2.03 or 6.01 and (b) May 22, 2010.

“MLCC” has the meaning specified in the recital of parties to this Agreement.

“MLPF&S” has the meaning specified in the recital of parties to this Agreement.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means, (a) with respect to any Asset Sale by the Borrower or any of its Subsidiaries the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Asset Sale (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the amount of any Indebtedness that is secured by a Lien on the asset or assets that were the subject of such Asset Sale and is required to be repaid in connection with such Asset Sale, (B) the reasonable out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Borrower or the applicable Subsidiary, (C) federal, state, provincial, foreign and local taxes and other taxes paid or reasonably estimated to be payable in connection therewith (including, without limitation, with respect to the Borrower or any of its Subsidiaries that is treated as a partnership or an entity disregarded as separate from its owner for federal, state or local income tax purposes, taxes reasonably estimated to be payable by, or with respect to the net income of, the members of such Person with respect to such members’ allocable shares of net income arising from such Asset Sale), (D) all distributions and other payments required to be made to minority interest holders in any of the Borrower’s Subsidiaries or joint ventures as a result of such Asset Sale, and (E) the deduction of appropriate amounts provided by the seller as a reserve in accordance with GAAP against any liabilities associated with the assets disposed of in such Asset Sale and retained by the Borrower or any Restricted Subsidiaries after such Asset Sale and, without duplication, any reserves that the Borrower’s or any Restricted Subsidiary’s Board of Directors determines in good faith should be made in respect of the sale price of such asset or assets for post closing adjustments; provided that in the case of any reversal of any reserve referred to above, the amount so reserved shall be deemed to be Net Cash Proceeds from an Asset Sale as of the date of such amount is received by the Borrower in cash;

(b) with respect the incurrence of any Indebtedness or the issuance or sale of any Equity Interests by the Borrower, any direct or indirect parent company of the Borrower or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such incurrence, sale or issuance over (ii) the underwriting discounts and commissions or other similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Borrower, such parent company or Subsidiary in connection with such incurrence, sale or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i) and any applicable prepayment premiums payable pursuant to Section 2.03(c)(i); and

(c) with respect to any dividends or distributions received by the Borrower from any of its Affiliates or Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such distribution over (ii) the sum of (A) overhead expenses in an aggregate amount not to exceed $1,000,000 each year, (B) the amount of distributions to members of the Borrower in an amount, with respect to any period beginning after December 31, 1998, not to exceed the Tax Amount with respect to the Borrower for such period (so long as the Borrower is a limited liability company treated as a partnership or an entity disregarded as separate from its owner for federal, state or local income tax purposes (and prior to any distribution of any Tax Amount, the Borrower delivers a certificate prepared by the Tax Amount CPA to such effect)), and (C) any applicable prepayment premiums payable pursuant to Section 2.03(c)(ii) .

“Note” means a Term Note or a PIK Note.

“NPL” means the National Priorities List under CERCLA.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of the Borrower under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of the Borrower.

“OECD” means the Organization for Economic Cooperation and Development.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Borrower by two Officers of the Borrower, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Borrower.

“Other Taxes” has the meaning specified in Section 2.07(b).

“Parent Company” means (a) any Person of which the Borrower is a direct or indirect Subsidiary and (b) any two or more Persons acting in concert of which the Borrower would be a direct or indirect Subsidiary if such Persons were a single Person.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Investments” means (a) any Investment in Cash Equivalents, (b) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Borrower, (c) Investments consisting of Guarantees of Indebtedness of the Restricted Subsidiaries of the Borrower not otherwise prohibited by the Indenture, (d) Investments in Cooperative Certificates made with financings not prohibited by the Indenture, (e) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits, (f) Hedging Obligations entered into in the ordinary course of business and not for speculative purposes, (g) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 5.02(e) hereof, (h) the receipt by the Borrower of Investments as settlement for the release of claims against directory publishers, (i) Investments in Restricted Subsidiaries of the Borrower, and (j) any Investment existing as of the date hereof, and any amendment, modification, extension or renewal thereof to the extent such amendment, modification, extension or renewal does not require the Borrower or any Restricted Subsidiary to make any additional cash or non-cash payments or provide additional services in connection therewith.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“PIK Note” means a promissory note of the Borrower payable to the order of any Lender who elects to receive such note, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the capitalization of interest pursuant to Section 2.04(a), as amended.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Principals” means Goldman, Sachs & Co., Madison Dearborn Partners and Providence Equity Partners.

“Register” has the meaning specified in Section 8.07(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Party” with respect to any Principal means (a) any controlling stockholder, 50% or more owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal, or (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partner, owners or Persons beneficially holding a controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (a).

“Required Lenders” means at any time Lenders owed more than 50% of the then aggregate unpaid principal amount of the Advances owing to Lenders.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” means any payment or action constituting, individually or in the aggregate, (a) the declaration or payment of any dividend or any other payment or distribution on account of the Borrower’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower) or to a Parent Company in its capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Borrower), (b) the purchase, redemption or other acquisition or retirement for value (including, without limitation, in connection with any merger or consolidation involving the Borrower) of any Equity Interests of the Borrower from a Parent Company, (c) any payment on or with respect to, or the purchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness that is subordinated to the Advances, except a payment of interest or principal at the Stated Maturity thereof, or (d) the making of any Restricted Investment.

“Restricted Subsidiary” of the Borrower means (i) Madison River Capital, and (ii) each “Restricted Subsidiary” under the Indenture and any other Person that shall become a “Restricted Subsidiary” under the Indenture after the date hereof until such Restricted Subsidiary is no longer a “Restricted Subsidiary” under the Indenture.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Notes” means Madison River Capital’s 13.25% Senior Notes due 2010 issued under the Indenture and outstanding on the date hereof.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability. In determining the Solvency of any Person hereunder, the value to such Person of its Investments in its Subsidiaries, and the assets and financial resources of such Subsidiaries, shall be taken into consideration.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Surviving Debt” means indebtedness of the Borrower outstanding immediately before and after giving effect to the initial Borrowing.

“Tax Amount” means for any taxable period an amount equal to the product of (a) the Taxable Income of the Borrower as determined by the Tax Amount CPA and (b) the Tax

Percentage; provided, however, that in determining the Tax Amount, the effect thereon of any net operating loss carryforwards that would have arisen if the Borrower were a corporation shall be taken into account.

“Tax Amount CPA” means a nationally recognized certified public accounting firm selected by the Borrower.

“Tax Percentage” means, for a particular taxable year, the highest effective marginal combined rate of federal, state and local income tax, imposed on an individual or corporate taxpayer, whichever rate is higher, as certified by the Tax Amount CPA in a certificate filed with the Trustee. The rate of “state income tax” to be taken into account for purposes of determining the Tax Percentage for a particular taxable year shall be deemed to be the highest New York State income tax rate imposed on individuals or corporations for such year, whichever rate is higher. The rate of “local income tax” to be taken into account for purposes of determining the Tax Percentage for a particular taxable year shall be deemed to be the highest New York City income tax rate imposed on individuals or corporations for such year, whichever rate is higher.

“Taxable Income” means, with respect to the Borrower for any period, the hypothetical taxable income of the Borrower, if any, for such period for federal income tax purposes computed on the hypothetical assumption that the Borrower is a corporation as reasonably determined by the Tax Amount CPA.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, additions to tax, penalties or other similar liabilities applicable thereto.

“Telecommunications Business” means the development, ownership or operation of one or more telephone, telecommunications or information systems or the provision of telephony, telecommunications or information services (including, without limitation, any voice, video transmission, data or Internet services) and any related, ancillary or complementary business; provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors of the Borrower.

“Term Note” means a promissory note of the Borrower payable to the order of any Lender who elects to receive such note and who is a transferee of the Initial Lender, in substantially the form of Exhibit A-1 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Advance made by such Lender, as amended.

“Voting Interests” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

“Welfare Plan” means a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of the Borrower or in respect of which the Borrower could have liability.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States of America as in effect from time to time (“GAAP”).

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Advances. The Initial Lender agrees, on the terms and conditions hereinafter set forth, to make a single advance (together with interest paid in kind and evidenced by a separate “PIK Note” pursuant to Section 2.10(a), each, an “Advance”) to the Borrower on the Closing Date in the amount of $20,800,000. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

SECTION 2.02. Repayment of Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders the aggregate outstanding principal amount of the Advances on the Maturity Date (which amounts shall be reduced as a result of the application of prepayments in accordance with Section 2.03).

SECTION 2.03. Prepayments. (a) Optional. The Borrower may, upon at least five Business Days’ notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall (provided that any such notice regarding a prepayment of Advances may be conditioned on the closing of any financing transaction and the Borrower shall not be required to make such prepayment if such condition is not satisfied), prepay the outstanding aggregate principal amount of the Advances in whole or ratably in part, together with (i) accrued interest to the date of such prepayment on the aggregate principal amount prepaid and (ii) any prepayment premium payable pursuant to subsection (c) of this Section 2.03; provided, however, that each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof.

(b) Mandatory. The Borrower shall, within two Business Days of the date of receipt of any Net Cash Proceeds by the Borrower, any Parent Company or any Subsidiary of the Borrower, as applicable, prepay (without duplication) an aggregate principal amount of the Advances in an amount equal to (A) 100% of such Net Cash Proceeds from dividends and distributions received by the

Borrower or any Parent Company from any of its Affiliates or Subsidiaries, (B) 100% of such Net Cash Proceeds received from Asset Sales (other than Excluded Asset Sales) by the Borrower or any of its Subsidiaries and (C) 100% of such Net Cash Proceeds received by the Borrower, any Parent Company or any of its Subsidiaries from any incurrence, sale or issuance of Indebtedness or Equity Interests (including capital contributions but, in each case, other than Excluded Issuances); provided, however, that no mandatory prepayment shall be required under this Section 2.03(b) if and to the extent such prepayment, or the transfer of Net Cash Proceeds to the Borrower, is prohibited by or violative of the Indenture (without giving effect to any election permitted under the Indenture to make Restricted Payments other than by way of cash dividends to the Borrower), and provided further, that no prepayment shall be required to be made pursuant to this Section 2.03(b)(i) until such time as the aggregate amount of such Net Cash Proceeds not previously applied to such prepayment exceeds $1,000,000.

(i) All prepayments under this subsection (b) shall be made together with (A) accrued interest to the date of such prepayment on the principal amount prepaid, (B) any amounts owing pursuant to Section 8.04(c) and (C) any prepayment premium payable pursuant to subsection (c) of this Section 2.03.

(c) Prepayment Premiums. (i) In the event of any voluntary prepayment under subsection (a) of this Section 2.03 or any mandatory prepayment under clause (C) of subsection (b)(i) of this Section 2.03, the Borrower shall pay a premium on the principal amount prepaid as follows:

Date of Prepayment	Premium
On or prior to June 30, 2005	0%

From July 1, 2005 to December 31, 2005	6.50%

From January 1, 2006 to December 31, 2006	5.25%

From January 1, 2007 to December 31, 2007	4.00%

From January 1, 2008 to December 31, 2008	2.75%

From January 1, 2009 to December 31, 2009	1.50%

From January 1, 2010 and thereafter	0%

(ii) In the event of any mandatory prepayment under clause (A) of subsection (b)(i) of this Section 2.03, the Borrower shall pay a prepayment premium of 2.0% of the principal amount prepaid, other than if such prepayment is from the proceeds of a dividend or distribution to the Borrower of the proceeds of (x) an event under clause (C) of subsection (b)(i) of this Section 2.03, in which case the prepayment premium under clause (i) of this subsection (c) shall apply or (y) an event under clause (B) of subsection (b)(i) of this Section 2.03, in which case no prepayment premium shall be payable.

SECTION 2.04. Interest. Scheduled Interest. (i) The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at a fixed rate equal to 8.4257% per annum; provided that in the event the Advances are not repaid in full on or before June 30, 2005, such interest rate shall be increased, retroactive to the Closing Date, to 13.00% per annum and the unpaid amount of such increased interest, together with an amount equal to the interest that would have accrued thereon at such rate, shall, if not paid in cash on June 30, 2005, be capitalized and added to the principal amount of the Advances on such date and shall thereafter bear interest at 13.00% per annum. Interest shall be payable in arrears semiannually on June 15 and December 15 of each year and on the date the Advances shall be paid in full.

(ii) Notwithstanding anything to the contrary contained herein, (i) the Borrower shall have the option, at any time prior to the Maturity Date, to pay interest in cash or cause such interest to be capitalized and added to the principal of each Advance, (ii) the option to cause to be capitalized shall automatically be deemed to be elected unless the Borrower gives notice as specified below, and (iii) no such election shall constitute a Default or Event of Default under Section 8.01(a). Each amount of interest so capitalized shall be considered part of, and added to, the principal amount of the corresponding Advance and shall bear interest as provided in this subsection (a) from the date such interest is capitalized until such Advance is paid in full. If it intends to pay interest in cash on any scheduled interest payment date, the Borrower shall notify the Administrative Agent at least five Business Days before such scheduled interest payment date and the Administrative Agent shall promptly notify the Lenders thereof.

(iii) Each Lender other than the Initial Lender shall have the unconditional right to convert the Advance of such Lender into senior paid in kind notes (the “Permanent Notes”) at its sole discretion; the Permanent Notes shall have substantially the same terms as the Advances. The Permanent Notes shall include any additional notes issued in lieu of cash interest payments on the Permanent Notes (the “Permanent PIK Notes”). Each Lender may elect such conversion by giving irrevocable written notice of such election to the Borrower and the Administrative Agent and, if appointed, the trustee for the Permanent Notes specifying the principal amount of its Advance to be converted (which shall be at least $1,000,000 and integral multiples of $1,000 in excess thereof) and the name of the proposed registered holder and, subject to the terms of the indenture for the Permanent Notes, the amount of each Permanent Note requested (each such notice, a “Conversion Notice”). Advances converted for Permanent Notes pursuant to this Section 2.03(a)(iii) shall be deemed repaid and canceled and the Permanent Notes so issued shall be governed by and construed in accordance with the provisions of the Permanent Notes.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the request of the Required Lenders shall, require that the Borrower pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in Section 2.04(a), as applicable, at a rate per annum equal at all times to 2.0% per annum above the rate per annum required to be paid on such Advance pursuant to Section 2.04(a), and (ii) to the fullest extent permitted by applicable law, the amount of any interest, fee or other amount payable under this Agreement or any other Loan Document to any Agent or any Lender that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2.0% per annum above the rate per annum required to be paid on the Advances; provided, however, that following the acceleration of the Advances, or the giving of notice by the Agent to accelerate the Advances, pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent.

SECTION 2.05. Fees. Commitment Fee. The Borrower shall pay a commitment fee in the amount specified in the Commitment Letter, such amount to be deducted from the proceeds of the initial Borrowing.

(a) Agents’ Fees. The Borrower shall pay to each Agent for its own account such fees as may from time to time be agreed between the Borrower and such Agent, including, without limitation, a non refundable annual fee to the Administrative Agent in the amount of $10,000, payable on the Closing Date and each anniversary of the Closing Date after the date hereof.

SECTION 2.06. Payments and Computations. The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, and, solely for the purposes of the calculation and accrual of interest and fees pursuant to the provisions of the Loan Documents, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation under the Loan Documents then payable hereunder and under the Notes to more than one Lender, to such Lenders for the account of their respective Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lenders and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender, to such Lender for the account of its Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(a) All computations of interest shall be made by the Administrative Agent on the basis of a year of 360 days, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable.

(b) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be due on and made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

SECTION 2.07. Taxes. Any and all payments by the Borrower to or for the account of any Lender or any Agent hereunder or under the Notes or any other Loan Document shall be made, in accordance with Section 2.06 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all Taxes, excluding, in the case of each Lender and each Agent, taxes that are imposed on its overall net income or overall gross receipts by the United States and taxes that are imposed on its overall net income or overall gross receipts (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender or such Agent, as the case may be, is organized or any political subdivision thereof, any branch profits tax imposed by the United States, and, in the case of each Lender, taxes that are imposed on its overall net income or overall gross receipts (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender’s Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Indemnified Taxes”). If the Borrower shall be required by law to deduct any Indemnified Taxes from or in respect of any sum payable hereunder or under any Note or any other Loan Document to any Lender or any Agent, (i) the sum payable by the Borrower shall be increased as may be necessary so that after the Borrower and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.07) such Lender or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make all such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(a) In addition, the Borrower shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar Taxes that arise from any payment made by the Borrower hereunder or under any Notes or any other Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement, the Notes or the other Loan Documents (hereinafter referred to as “Other Taxes”).

(b) The Borrower shall indemnify each Lender and each Agent for and hold them harmless against the full amount of Indemnified Taxes and Other Taxes (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.07), imposed on or paid by such Lender or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or such Agent (as the case may be) makes written demand therefor.

(c) Within 30 days after the date of any payment of Indemnified Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the Notes or the other Loan Documents by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 2.07, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(d) Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of the Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with two properly completed and executed original Internal Revenue Service Forms W-8BEN or W-8ECI or (in the case of a Lender that has certified in writing to the Administrative Agent that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code), (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower or (iii) a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code), Internal Revenue Service

Form W- 8BEN, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes or any other Loan Document. Each Lender further undertakes to provide to each of the Administrative Agent and the Borrower two additional copies of any such form on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form delivered by such Lender. If the forms provided by a Lender at the time such Lender first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) of this Section 2.07 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN or W-8ECI, that the applicable Lender reasonably considers to be confidential, such Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information. Any Lender that is a “United States person” (as specified in Section 7701 of the Internal Revenue Code) shall, upon request of the Borrower, deliver to the Borrower two properly completed and duly executed copies of Internal Revenue Service Form W-9 (or any subsequent versions thereof or successors thereto).

(e) For any period with respect to which a Lender has failed to satisfy the provisions of subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above, such Lender shall not be entitled to indemnification under this Section 2.07 with respect to Indemnified Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Indemnified Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall take such steps (at the expense of the Lender) as such Lender shall reasonably request to assist such Lender to recover such Indemnified Taxes.

(f) If the Administrative Agent or any Lender determines in its sole discretion that it has received a refund of any Indemnified Taxes in respect of which the Borrower has paid additional amounts to such Agent or Lender pursuant to this Section 2.07, such Agent or Lender, as the case may be, shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, to such Agent or Lender under this Section 2.07 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or Lender (including any Indemnified Taxes imposed with respect to such refund) as is determined by such Agent or Lender in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower agrees, upon the request of such Agent or Lender, as the case may be, to repay as soon as reasonably practicable the amount paid over to such Agent or Lender (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or Lender in the event such Agent or Lender, as the case may be, is required to repay such refund to such Governmental Authority. Nothing in Section 2.07(g) shall be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower.

(g) Any Lender claiming increased payments pursuant to Section 2.07(a) as a result of any applicable Indemnified Taxes shall use its reasonable efforts (to the extent not inconsistent with such Lender’s internal policies and applicable legal and regulatory restrictions) to change the jurisdiction of its applicable Lending Office or any other office from which such Lender makes or maintains any extension of credit under this Agreement or any other Loan Documents, if, in the judgment of such Lender, the making of such change (i) would avoid the need for or reduce the amount of any such increased payment and (ii) would not subject such Lender to any unreimbursed or unindemnified cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with any such change.

SECTION 2.08. Sharing of Payments, Etc. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 8.07) (a) on account of Obligations due and payable to such Lender hereunder and under the Notes and the other Loan Documents at such time in excess of its ratable share of payments on account of the Obligations due and payable to all Lenders hereunder and under the Notes at such time obtained by all the Lenders at such time or (b) on account of Obligations owing (but not due and payable) to such Lender hereunder and under the Notes and the other Loan Documents at such time in excess of its ratable share of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the Notes at such time obtained by all of the Lenders at such time, such Lender shall forthwith purchase from the other Lenders such interests or participating interests in the Obligations due and payable or owing to them under the Loan Documents, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share of such recovery together with an amount equal to such Lender’s ratable share of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.

SECTION 2.09. Use of Proceeds. The proceeds of the initial Advance shall be available (and the Borrower agrees that it shall use such proceeds) solely to repay the Bryant Notes and pay related costs, fees and expenses.

SECTION 2.10. Evidence of Debt. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to such Lender, the Borrower shall promptly execute and deliver to such Lender, with a copy to the Administrative Agent, a Note in substantially the form of Exhibit A-1 hereto, payable to the order of such Lender in a principal amount equal to the Advance made by such Lender. On each scheduled interest payment date hereunder prior to the Maturity Date, to the extent requested by any Lender, the Borrower shall execute and deliver to such Lender a PIK Note dated such interest payment date and payable to the order of such Lender in a principal amount equal to the interest owing to such Lender on such interest payment date to the extent the Borrower has not elected to pay such interest in cash pursuant to Section 2.04(a). A PIK Note shall bear interest from the date of its issuance at the same rate borne by all Notes at the date of issuance and from time to time thereafter. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

(a) The Register maintained by the Administrative Agent pursuant to Section 8.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(b) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

ARTICLE III

CONDITIONS OF LENDING

SECTION 3.07. Conditions Precedent to the Initial Advance. The obligation of the Initial Lender to make the initial Advance hereunder is subject to the satisfaction or waiver of the following conditions precedent before or concurrently with the making of such Advance (and this Agreement shall become effective on and as of the first date (the “Closing Date”) on which such conditions precedent have been satisfied or waived):

(a) The Administrative Agent shall have received on or before the Closing Date the following, each dated such day (unless otherwise specified), in form and substance reasonably satisfactory to the Administrative Agent (unless otherwise specified):

(i) Certified copies of the resolutions of the Board of Directors of the Borrower approving the Borrowing and each Loan Document, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the Borrowing and each Loan Document.

(ii) A copy of a certificate of the Secretary of State of the jurisdiction of formation of the Borrower, dated reasonably near the Closing Date, certifying (A) as to a true and correct copy of the certificate of formation of the Borrower and each amendment thereto on file in such Secretary’s office and (B) that (1) such amendments are the only amendments to the Borrower’s certificate of formation on file in such Secretary’s office, (2) the Borrower has paid all annual taxes to the date of such certificate and (3) the Borrower is duly formed and in good standing or presently existing under the laws of the State of the jurisdiction of its formation.

(iii) A certificate of the Borrower, signed on behalf of the Borrower by its Chief Financial Officer and its Secretary or any Assistant Secretary, dated the Closing Date (the statements made in which certificate shall be true on and as of the Closing Date), certifying as to (A) the absence of any amendments to the certificate of formation of the Borrower since the date of the Secretary of State’s certificate referred to in

Section 3.01(a)(ii), (B) a true and correct copy of the limited liability company agreement or other equivalent operating agreement of the Borrower as in effect on the date on which the resolutions referred to in Section 3.01(a)(i) were adopted and on the Closing Date, (C) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the date of the Closing Date and (D) the absence of any event occurring and continuing, or resulting from the Closing Date, that constitutes a Default.

(iv) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign each Loan Document and the other documents to be delivered hereunder and thereunder.

(v) A certificate in substantially the form of Exhibit C, attesting to the Solvency of the Borrower before and after giving effect to the transactions contemplated hereunder, from its Chief Financial Officer.

(vi) A “pay-off” letter reasonably satisfactory to the Administrative Agent with respect to the repayment in full of the Bryant Notes.

(vii) A favorable opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Borrower and of Matt L. Springer, in-house counsel to the Borrower, each in substantially the form of Exhibit D-1 and D-2 hereto, respectively.

(b) The Borrower shall have complied with all of the terms of the Engagement Letter to be complied with on or before the Closing Date.

(c) There shall exist no action, suit, investigation, or proceeding affecting the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect other than the matters described on Schedule 4.01(f) hereto (the “Disclosed Litigation”).

(d) The Borrower shall have paid all accrued and invoiced fees of the Agents and the Lenders and all accrued expenses of the Agents (including the reasonable fees and expenses of counsel to the Administrative Agent), such accrued and invoiced expenses not to exceed $100,000 in the aggregate and to be deducted from the proceeds of the initial Borrowing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants, on and as of the date hereof, as follows:

(a) The Borrower and each of its Subsidiaries (i) is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) and has all requisite organizational power or corporate power, as the case may be, and authority (including, without limitation, all Governmental Authorizations) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable and are registered in the names of the persons specified on Schedule 4.01(a) hereto.

(b) Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of the Borrower, showing (as to each such Subsidiary) the jurisdiction of its organization, the number of shares of each class of its Equity Interests authorized, and the number outstanding, the percentage of each such class of its Equity Interests owned (directly or indirectly) by the Borrower, the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights and whether such Subsidiary is a “Restricted Subsidiary” or an “Unrestricted Subsidiary” under the Indenture. All of the outstanding Equity Interests in the Borrower’s Subsidiaries have been validly issued and, to the extent such concepts are applicable to the relevant Equity Interests, are fully paid and non-assessable and are owned by the Borrower or one or more of its Subsidiaries free and clear of all Liens, other than Liens permitted under Section 5.02 (a) hereof or under the Indenture.

(c) The execution, delivery and performance by the Borrower of each Loan Document, and the consummation of the transactions contemplated hereunder, are within the Borrower’s powers, have been duly authorized by all necessary organizational action, and do not (i) contravene the Borrower’s certificate of formation, limited liability company agreement or other organizational documents, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, which violation could reasonably be expected to have a Material Adverse Effect (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the Borrower or any of its properties, which conflict, breach or default could reasonably be expected to have a Material Adverse Effect or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Borrower or any of its Subsidiaries. Neither the Borrower nor any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could reasonably be expected to have a Material Adverse Effect.

(d) No Governmental Authorization, and no notice to or filing with, any Governmental Authority is required for (i) the due execution, delivery or performance by the Borrower of any Loan Document, or for the consummation of the transactions contemplated hereunder, or (ii) the exercise by any Agent or any Lender of its rights under the Loan Documents.

(e) This Agreement has been duly executed and delivered by the Borrower. This Agreement is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(f) There is no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries, including any Environmental Action, pending or, to the Borrower’s knowledge, threatened before any Governmental Authority or arbitrator that could reasonably be expected to have a Material Adverse Effect (other than the Disclosed Litigation).

(g) The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2003, and the related Consolidated statement of income and Consolidated statement of cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Ernst & Young, independent public accountants, and the Consolidated balance sheet of the Borrower and its Subsidiaries as at September 30, 2004, and the related Consolidated statement of income and Consolidated statement of cash flows of the Borrower and its Subsidiaries for the nine months then ended, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as at September 30, 2004, and said statements of income and cash flows for the nine months then ended, to year-end audit adjustments and the absence of footnotes, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with GAAP, and during the period from December 31, 2003 to the date hereof, there has been no Material Adverse Change.

(h) The Consolidated forecasted balance sheet, statements of income and statement of cash flows of the Borrower and its Subsidiaries and all other projections and other forward looking information concerning the Borrower and its Subsidiaries that have been made available by or on behalf of the Borrower to any Agent or any Lender in connection with the Facility (collectively, the “Projections”) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made (it being understood that no assurance has been or will be given that the Projections will be achieved).

(i) All information and data (excluding the Projections) that have been made available by the Borrower or any of its Subsidiaries, representatives or advisors to any Agent or any Lender in connection with the Facility, taken as a whole, was, as of the date furnished, complete and correct in all material respects (after giving effect to all updates thereto delivered to the Agents and the Lenders) and, as of the date furnished, did not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not materially misleading, in light of the circumstances under which such statements are made and after giving effect to all updates thereto delivered to the Agents and the Lenders.

(j) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(k) The Borrower is not an “investment company,” subject to regulation under, and as defined in, the Investment Company Act of 1940, as amended. Borrower is not a “holding company” subject to regulation under, and as defined in, the Public Utility Holding Company Act of 1935, as amended.

(l) The Borrower is Solvent.

(m) No ERISA Event has occurred or is expected to occur with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.

(i) Neither the Borrower nor any ERISA Affiliate has incurred or is expected to incur any Withdrawal Liability to any Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect.

(ii) Neither the Borrower nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is expected by the Borrower or any ERISA Affiliate to be in reorganization or to be terminated, within the meaning of Title IV of ERISA which reorganization or termination could reasonably be expected to have a Material Adverse Effect.

(n) The operations and properties of the Borrower and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing material obligations or costs, and no circumstances exist that could reasonably be expected to (A) form the basis of an Environmental Action against the Borrower or any of its Subsidiaries or any of their properties that could reasonably be expected to have a Material Adverse Effect or (B) cause any such property to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(i) None of the properties currently or formerly owned or operated by the Borrower or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous state or local list or is adjacent to any such property; there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by the Borrower or any of its Subsidiaries or, to the best of its knowledge, on any property formerly owned or operated by the Borrower or any of its Subsidiaries; there is no asbestos or asbestos-containing material on any property currently owned or operated by the Borrower or any of its Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries.

(ii) Neither the Borrower nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to the Borrower or any of its Subsidiaries.

(o) Neither the Borrower nor any of its Subsidiaries is party to any tax sharing agreement other than the tax sharing agreements listed on Schedule 4.01(o).

(i) The Borrower and each of its Subsidiaries has filed, has caused to be filed or has been included in all Federal, material state, material local and material foreign tax returns required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties.

(p) Neither the business nor the properties of the Borrower or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect.

(q) Set forth on Schedule 4.01(q) hereto is a complete and accurate list of all Existing Debt and Surviving Debt, showing as of the date hereof the obligor and the principal amount outstanding thereunder.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants. So long as any Advance or any other Obligation of the Borrower under any Loan Document shall remain unpaid, the Borrower will:

(a) Compliance with Laws, Etc. Comply in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, except, in each case, where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(b) Payment of Taxes, Etc. Pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Lenders.

(c) Performance and Compliance with Indenture. Cause Madison River Capital to perform and comply with each of the covenants set forth in Articles 4 and 5 of the Indenture.

(d) Madison River Capital as Direct Subsidiary. Cause Madison River Capital to be at all times a direct wholly-owned Subsidiary of the Borrower.

(e) Organizational Existence. Do or cause to be done all things necessary to preserve and keep in full force and effect (i) its organizational existence in accordance with its organizational documents (as the same may be amended from time to time) and (ii) the rights (charter and statutory), licenses and franchises of the Borrower; provided, however, that (x) the Borrower shall not be required to preserve any such right, license or franchise, if its Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Lenders and (y) the Borrower may convert into a Delaware corporation pursuant to Section 265 of the Delaware General Corporation Law.

(f) Maintenance of Insurance. Maintain insurance with responsible and reputable insurance companies or associations in such amounts, with such self-insurance retentions or deductibles, and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates.

(g) Visitation Rights. At any reasonable time and from time to time, upon prior notice, permit any of the Agents or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of the Borrower, and to discuss the affairs, finances and accounts of the Borrower with any of its officers or directors and, in the presence of an Officer of the Borrower, with its independent certified public accountants; provided that the foregoing shall be limited by and subject to any confidentiality agreements or provisions or similar arrangements binding on the Borrower or any of its Subsidiaries.

(h) Reports. Annual Financials. As soon as available and in any event within 15 days of the time periods specified in the SEC’s rules and regulations (whether or not required by the rules or regulations of the SEC), deliver to the Administrative Agent and the Lenders a copy of the annual audit report for each Fiscal Year for the Borrower and its Subsidiaries, including therein Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by an opinion (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of the related audit) of Ernst & Young or other independent public accountants of recognized standing.

(i) Quarterly Financials. As soon as available and in any event within 15 days of the time periods specified in the SEC’s rules and regulations (whether or not required by the rules or regulations of the SEC), deliver to the Administrative Agent and the Lenders Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of each quarter and Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments and the absence of footnotes) by the Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP.

(ii) Annual Forecasts. As soon as available and in any event no later than 15 days before the end of each Fiscal Year, deliver to the Administrative Agent and the Lenders, if reasonably requested by the Administrative Agent or the Lenders, forecasts prepared by management of the Borrower, in form satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on a monthly basis for the Fiscal Year following such Fiscal Year and on an annual basis for each Fiscal Year thereafter until the Maturity Date.

(i) Compliance Certificate. Deliver to the Administrative Agent, within 90 days after the end of each Fiscal Year, an Officers’ Certificate stating that a review of the activities of the Borrower during the preceding Fiscal Year has been made under the supervision of the signing Officers with a view to determining whether the Borrower has kept, observed, performed and fulfilled its obligations hereunder, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge, no Default or Event of Default exists as of the date of such certificate (or, if a Default or Event of Default exists as of such date, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Borrower is taking or propose to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Advances is prohibited or if such event has occurred, a description of the event and what action the Borrower is taking or proposes to take with respect thereto.

(i) So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants or the Public Company Accounting Oversight Board, the

year-end financial statements delivered pursuant to Section 5.01(i)(i) above shall be accompanied by a written statement of the Borrower’s independent public accountants that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Borrower has violated any provisions of Article V hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(ii) Deliver to the Administrative Agent, promptly upon any Officer becoming aware of the existence of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Borrower is taking or proposes to take with respect thereto.

(j) Other Information. Such other information that the Borrower prepares in the ordinary course of its business respecting the business, financial condition, results of operations, or properties of the Borrower as any Agent, or any Lender through the Administrative Agent, may from time to time reasonably request.

SECTION 5.02. Negative Covenants. So long as any Advance or any other Obligation of the Borrower under any Loan Document shall remain unpaid, the Borrower will not, at any time:

(a) Liens, Etc. Create, incur, assume or suffer to exist, any Lien of any kind upon any of its property or assets, now owned or hereafter acquired, except:

(i) Liens securing Indebtedness under Credit Facilities that were permitted by the terms of this Agreement to be incurred;

(ii) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, deposits to secure the performance of bids, trade contacts, government contracts, leases or licenses or other obligations of like nature incurred in the ordinary course of business (including without limitation, landlord Liens on eased properties);

(iii) Liens existing on the date hereof and listed in Schedule 4.01(b)(II);

(iv) Liens to secure the Obligations under the Loan Documents;

(v) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefore;

(vi) Liens imposed by law, such as carriers’, warehousemen’s and mechanic’s liens and other similar liens arising in the ordinary course of business which secure payment of obligations that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which an appropriate reserve or provision shall have been made in accordance with GAAP;

(vii) easements, rights of way, and other restrictions on use of property or minor imperfections of title that in the aggregate are not material in amount and do not in any case materially detract from the property subject thereto or interfere with the ordinary conduct of the business of the Borrower;

(viii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or Liens to secure reimbursement obligations with respect to letters of credit issued in the ordinary course of business;

(ix) Liens on the assets of the Borrower to secure Hedging Obligations with respect to Indebtedness permitted by this Agreement to be incurred; and

(x) attachment or judgment Liens not giving rise to a Default or an Event of Default.

(b) Incurrence of Indebtedness and Issuance of Preferred Stock. Directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”), any Indebtedness (including Acquired Debt), and the Borrower shall not issue any Disqualified Stock, except:

(i) Indebtedness under one or more Credit Facilities in an aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Borrower and its Restricted Subsidiaries thereunder), together with Indebtedness of its Restricted Subsidiaries under any Credit Facilities permitted by Section 4.09 of the Indenture, at any one time outstanding not to exceed an amount equal to $517,000,000, less the amount of all Net Proceeds (as defined in the Indenture) of all Asset Sales (as defined in the Indenture) applied to repay Indebtedness under Credit Facilities pursuant to Section 4.10 of the Indenture subsequent to the date of the Indenture;

(ii) Surviving Debt;

(iii) intercompany Indebtedness incurred by the Borrower as a result of loans or advances from any of its Restricted Subsidiaries; provided, however, that (A) such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Advances on terms approved by the Administrative Agent and (B) (x) any subsequent issuance or transfer of Equity Interests, other than directors qualifying shares, that results in any such Indebtedness being held by a Person other than a Restricted Subsidiary and (y) any sale or other transfer of any such Indebtedness to a Person that is not the Borrower or a Restricted Subsidiary, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Borrower that was not permitted by this clause (iii);

(iv) Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by this Agreement to be outstanding;

(v) the guarantee by the Borrower of Indebtedness of a Restricted Subsidiary that was permitted to be incurred under the Indenture;

(vi) loans and advances to the Borrower from members of the Board of Directors, officers or shareholders of the Borrower; provided, however, that such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Advances and all terms of such Indebtedness shall have been approved by the Administrative Agent;

(vii) obligations in respect of performance, bid, appeal, surety and similar bonds and completion of performance guarantees provided by the Borrower in the ordinary course of business;

(viii) Indebtedness of the Borrower owed to, including obligations in respect of letters of credit for the benefit of, any Person in connection with workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person to the Borrower, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business; provided, however, that upon the request of such Person for reimbursement or indemnification, such obligations are reimbursed within 30 days following such incurrence or drawing; and

(ix) additional Indebtedness or Disqualified Stock of the Borrower (in addition to any Indebtedness or Disqualified Stock permitted by clauses (i) through (ix))above in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $1,000,000;

provided that the Borrower shall not incur any Indebtedness (including any Indebtedness permitted under clauses (i) through (ix) above) that is contractually subordinated in right of payment to any other Indebtedness of the Borrower unless such Indebtedness is also contractually subordinated in right of payment to the Advances on substantially identical terms; provided, however, that no Indebtedness of the Borrower shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Borrower solely by virtue of being unsecured.

(c) Change in Nature of Business. Make, or permit any of its Restricted Subsidiaries to make, any material change in the nature or scope of its or their respective business as carried on at the date hereof.

(d) Mergers, Etc. Directly or indirectly consolidate or merge with or into another Person (whether or not the Borrower is the surviving entity), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, except that the Borrower may convert into a Delaware corporation pursuant to Section 265 of the Delaware General Corporation Law, so long as (i) such corporation assumes by operation of law or otherwise all the Obligations of the Borrower under the Loan Documents, and (ii) immediately after giving effect to such conversion, no Default or Event of Default exists.

(e) Sales, Etc., of Assets. Consummate an Asset Sale, except:

(i) any single transaction or series of related transactions that involve assets having a fair market value of less than $1,000,000;

(ii) the license of intellectual property in the ordinary course of business;

(iii) the sale or other disposition of real or personal property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable or not required for use in connection with the business of the Borrower;

(iv) the sale or other disposition of cash or Cash Equivalents;

(v) the loss of property through (i) fire, accident or other casualty (including, without limitation, any transfer of title to property to a casualty insurer in settlement of an insurance claim) or (ii) condemnation, expropriation or other seizure by any Governmental Authority;

(vi) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business, and

(vii) other Asset Sales, so long as:

(A) the Borrower receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of,

(B) such fair market value is determined by the Borrower’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Administrative Agent, and

(C) at least 75% of the consideration therefor received by the Borrower or any Restricted Subsidiary is in the form of cash or Cash Equivalents;

provided that in each case above (other than any Excluded Asset Sale) the Borrower shall, on the date of receipt of the Net Cash Proceeds from such Asset Sale, prepay the Advances to the extent required pursuant to, and in the amount set forth in, Section 2.03(b), as specified therein, provided further that in no event shall the Borrower sell, transfer or otherwise dispose of any of the Equity Interests in Madison River Capital.

For purposes of this Section 5.02(e) only (and for the avoidance of doubt, not for purposes of the definition of “Net Cash Proceeds”), each of the following shall be deemed to be cash: (x) any Indebtedness or other liabilities (as shown on the Borrower’s most recent balance sheet) of the Borrower (other than contingent liabilities and Indebtedness that is by its terms subordinated to the Obligations under the Loan Documents) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Borrower from further liability; and (y) any securities, notes or other obligations received by the Borrower from such transferee that are (subject to ordinary settlement periods) converted within 60 days of the applicable Asset Sale by the Borrower into cash or Cash Equivalents (to the extent of the cash received in that conversion).

(f) Restricted Payments. Make, directly or indirectly, any Restricted Payments, except:

(i) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests in the Borrower that is held by any current or former employee, director or consultant (or their estates or the beneficiaries of such estates) of the Borrower

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or any of its Subsidiaries; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests, together with the aggregate price paid by the Restricted Subsidiaries of the Borrower in connection with any and all “Restricted Payments” (as defined in the Indenture) made as permitted under clause (5) of the second paragraph of Section 4.07 of the Indenture, shall not exceed $1,000,000 in any twelve-month period;

(ii) so long as no Default or Event of Default shall have occurred and be continuing or shall be in existence immediately thereafter, making loans to members of management of the Borrower or any of its Subsidiaries pursuant to written agreements with such members, in an aggregate principal amount (together with any and all principal amounts outstanding as permitted under clause (6) of the second paragraph of Section 4.07 of the Indenture) not to exceed $1,000,000 in the aggregate at any one time outstanding;

(iii) the payment of cash in lieu of the issuance of fractional shares of common stock upon exercise or conversion of securities exercisable or convertible into common stock of the Borrower,

(iv) any purchase or acquisition from, or withholding on issuances to, any employee of the Borrower’s Capital Stock in order to satisfy any applicable federal, state or local tax payments in respect of the receipt of shares of the Borrower’s Capital Stock,

(v) any withholding on issuances to any employee of the Borrower of the Borrower’s Capital Stock in order to pay the purchase price of such Capital Stock or similar instrument pursuant to a stock option, equity incentive or other employee benefit plan or agreement of the Borrower,

(vi) so long as the Borrower is a limited liability company treated as a partnership or an entity disregarded as separate from its owners for federal, state or local income tax purposes (and prior to any distribution of any Tax Amount, the Borrower delivers a certificate prepared by the Tax Amount CPA to such effect), distributions to members of the Borrower in an amount, with respect to any period beginning after December 31, 1998, not to exceed the Tax Amount with respect to the Borrower for such period;

(vii) payments required to be made by the Borrower to its directory publishers for services rendered for its directory business, to the extent corresponding payments are received by the Borrower from its applicable Subsidiaries; and

(viii) other Restricted Payments in an aggregate amount (together with any and all “Restricted Payments” (as defined in the Indenture) made as permitted under clause (13) of the second paragraph of Section 4.07 of the Indenture) not to exceed $2,000,000, to the extent such Restricted Payments are not used to pay, directly or indirectly, dividends, redemptions or other distributions in respect of any Equity Interests in the Borrower or any Parent Company;

provided, however, that in each case under clauses (i) through (viii) above no Event of Default has occurred and is continuing or would be caused thereby.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Borrower pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this Section 5.02(f) shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Administrative Agent. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10,000,000. Not later than the date of making any Restricted Payment, the Borrower shall deliver to the Administrative Agent an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 5.02(f) were computed, together with a copy of any fairness opinion or appraisal required by this Agreement.

(g) Payment Restrictions Affecting Subsidiaries. Directly or indirectly, permit any of its Restricted Subsidiaries to create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (x) pay dividends or make any other distributions on its Capital Stock to the Borrower or any of the Borrower’s Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Borrower or any of its Restricted Subsidiaries, (y) make loans or advances to the Borrower or any of its Restricted Subsidiaries, or (z) transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries; provided, however, that the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(i) “Existing Indebtedness” (as defined in the Indenture) or Surviving Debt as in effect on the date hereof and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such “Existing Indebtedness” (as defined in the Indenture) or Surviving Debt (as applicable) as in effect on the date hereof;

(ii) this Agreement, the Notes, any other Loan Document, the Indenture or the Senior Notes;

(iii) applicable law, rule, regulation or order;

(iv) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement, or the Indenture (as applicable) to be incurred by the Borrower or such Restricted Subsidiary, respectively;

(v) customary non-assignment provisions in contracts entered into in the ordinary course of business;

(vi) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (z) above;

(vii) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

(viii) “Permitted Refinancing Indebtedness” (as defined in the Indenture), provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(ix) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the Indenture or of Section 5.02(a) hereof that limit the right of the Borrower or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

(x) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(xi) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(xii) other encumbrances and restrictions in effect on the date hereof; or

(xiii) restrictions imposed on a Restricted Subsidiary of Madison River Capital pursuant to the terms of Indebtedness of such Restricted Subsidiary to the extent such Indebtedness was permitted by the Indenture to be incurred; provided that such restrictions are not more restrictive than those contained in the Indenture.

(h) Limitation on Sale and Leaseback Transactions. Enter into any sale and leaseback transaction.

(i) Transactions with Affiliates. Make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate, or permit any of its Subsidiaries to do so (each, an “Affiliate Transaction”), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Borrower or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Subsidiary with an unrelated Person, and (ii) the Borrower delivers to the Administrative Agent (A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2,500,000, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 5.02(i) and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors, and (B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10,000,000, an opinion as to the fairness to the Lenders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph: (1) any employment agreement entered into by the Borrower or any of its Subsidiaries in the ordinary course of business of the Borrower or such Subsidiaries, (2) transactions between or among Madison River Capital and/or its Restricted Subsidiaries, (3) transactions with a Person that is an Affiliate of Madison River Capital solely because Madison River Capital owns an Equity Interest in such Person, (4) payment of reasonable fees, expenses and compensation to officers, directors and employees of the Borrower and its Subsidiaries and customary indemnification and insurance arrangements in favor of any director, officer or employee of the Borrower and its Subsidiaries, and any agreement relating to any of the foregoing entered into in the ordinary course of business, (5) sales or issuances of Equity Interests (other than Disqualified Stock) to Affiliates of the Borrower, (6) Restricted Payments by the Borrower that are not prohibited by Section 5.02(f) hereof, (7) “Restricted Payments” (as defined in the Indenture) permitted under clauses (1), (3), (4), (5) (it being understood that for the purpose of this clause (7) of Section 5.02(i), such “Restricted Payments” shall include “Restricted Payments” made to the holders immediately prior to the date hereof of the Bryant Notes but shall exclude any “Restricted Payments” made to a Principal or a Related Party of a Principal), (6), (7), (8), (9), (10), (11) and (12) of the second paragraph of Section 4.07 of the Indenture, (8) dividends and distributions by Madison River Capital and its Subsidiaries to holders of their respective common Equity Interests on a pro rata basis that are permitted under the Indenture, and (9) loans or advances, not to exceed $2,000,000 in the aggregate at any time outstanding, to employees in the ordinary course of business.

(j) Prepayment, Etc., of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any of its Indebtedness for borrowed money, except (i) the prepayment of the Advances in accordance with the terms of this Agreement, (ii) the prepayment of the Credit Facilities in accordance with the terms thereof and (iii) regularly scheduled or required repayments or redemptions of Indebtedness, or amend, modify or change in any manner any term or condition of any Surviving Debt or subordinated Indebtedness.

(k) Refinancing of Senior Notes. Consummate any refinancing of the Senior Notes unless it uses its best efforts to generate sufficient proceeds to repay the Advances in full, together with accrued interest and premium.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) (i) the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Advance, or the Borrower shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within 5 Business Days after the same shall become due and payable; or

(b) any representation or warranty made by the Borrower (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.03, 2.09, 5.01(e) or 5.02; or

(d) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by any Agent or any Lender; or

(e) the Borrower or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Indebtedness of the Borrower or any Subsidiary (as the case may be) that is outstanding in a principal amount of at least $10,000,000 either individually or in the aggregate for the Borrower and its and Subsidiaries (but excluding Indebtedness outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or otherwise to cause, or to permit the holder thereof to cause, such Indebtedness to mature; or any such Indebtedness shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption or by a mandatory prepayment from the proceeds of asset sales, incurrence of Indebtedness, issuance of Equity Interests or generation of excess cash flow (collectively, “Excluded Events”)), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made (other than as a result of Excluded Events), in each case prior to the stated maturity thereof; or

(f) the Borrower or any of its Significant Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Significant Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or the Borrower or any of its Significant Subsidiaries shall take any action to authorize any of the actions set forth above in this subsection (f); or

(g) any judgments or orders, either individually or in the aggregate, for the payment of money to the extent not covered by any insurance or indemnity in excess of $10,000,000 shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) a Change of Control shall occur; or

(i) The Borrower or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur liability (to the extent not covered by any cash escrow arrangements or similar security provided by a Person other than the Borrower or any of the Subsidiaries) in excess of $10,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, (A) by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (x) the obligation of each Lender to make Advances shall automatically be terminated and (y) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

THE AGENTS

SECTION 7.01. Authorization and Action. (a) Each Lender (in its capacities as a Lender) hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Advances), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law. Each Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

(b) Any Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in accordance with the foregoing provisions of this Section 7.01(b) in the absence of such Agent’s gross negligence or willful misconduct.

SECTION 7.02. Agents’ Reliance, Etc. Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (a) may treat the payee of any Note as the holder thereof until, in the case of the Administrative Agent, the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, or, in the case of any other Agent, such Agent has received notice from the Administrative Agent that it has received and accepted such Assignment and Acceptance, in each case as provided in Section 8.07; (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of the Borrower or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of the Borrower; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03. MLCC, MLPF&S and Affiliates. With respect to the Advances made by it, MLCC shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not an Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include MLCC in its individual capacity. MLCC and MLPF&S and their respective affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person that may do business with or own securities of the Borrower or any such Subsidiary, all as if MLCC and MLPF&S were not Agents and without any duty to account therefor to the Lenders. No Agent shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to the Borrower or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as such Agent.

SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05. Indemnification. Each Lender severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.

(a) For purposes of this Section 7.05, the Lenders’ respective ratable shares of any amount shall be determined, at any time, according to the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lenders. The failure of any Lender to reimburse any Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 7.06. Successor Agents. Any Agent may resign at any time by giving 30 days prior written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders; provided, however, that any resignation or removal of any Agent will not be effective until the appointment and acceptance of a successor Agent as provided in this Section 7.06. Upon any such resignation or removal, the Required Lenders (with the consent of the Borrower) shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may (with the consent of the Borrower), on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent’s resignation or removal hereunder as Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following at any time: (i) waive any of the conditions specified in Section 3.01, (ii) change the number of Lenders or the percentage of the aggregate unpaid principal amount of the Advances that, in each case, shall be required for the Lenders or any of them to take any action hereunder or (iii) amend Section 2.08 or this Section 8.01; provided further that no amendment, waiver consent shall (x) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder to any Lender without the consent of such Lender, or (y) postpone any date scheduled for any payment of principal of, or interest on, the Advances pursuant to Section 2.02 or 2.04 or any date fixed for payment of fees or other amounts payable hereunder to any Lender without the consent of such Lender; and provided further that no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents.

SECTION 8.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or e-mail communication) and mailed, telegraphed, telecopied, telexed or delivered, if to the Borrower, at its address at 103 South Fifth Street, Mebane, North Carolina 27302, Attention: Chief Financial Officer (with a copy to the attention of the General Counsel at the same address); if to the Initial Lender, at its Lending Office specified in Section 1.01; if to any other Lender, at its Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Administrative Agent, at its address at 4 World Financial Center, North Tower, New York, New York 10080, Attention: Concetta Prainito; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and other communications shall, when mailed, telegraphed, telecopied, telexed or delivered, be effective (i) in the event of mail, three Business Days after such notice or other communication is deposited in the mails and (ii) in the event of telegraph, telecopy or telex, upon confirmation of transmission or delivery, except that notices and communications to any Agent pursuant to Article II, III or VII shall not be effective until received by such Agent. Delivery by telecopier of an executed counterpart of a signature page to this Agreement or to any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04. Costs and Expenses. The Borrower agrees to pay on demand (i) all reasonable out-of-pocket costs and expenses of each Agent in connection with the preparation, execution, delivery, administration (provided that costs and expenses relating to administration shall be limited to those of MLCC in its capacity as Administrative Agent and shall not include those of any other Agent or successor Agent), modification and amendment of, or any consent or waiver under (whether or not effective), the Loan Documents (including, without limitation, (A) all due diligence, transportation, computer, duplication and audit fees and expenses and (B) the reasonable fees and expenses of counsel for the Administrative Agent with respect thereto, incurred in connection with the negotiation, preparation, execution and delivery, waiver or modification, collection and enforcement of this Agreement and the other Loan Documents and whether or not such fees and expenses are incurred before or after the date hereof) and (ii) all reasonable out-of-pocket costs and expenses of each Agent and each Lender in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and the Lenders with respect thereto).

(a) The Borrower agrees to indemnify, defend and save and hold harmless each Agent, each Lender and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facility, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated thereby or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense resulted from such Indemnified Party’s bad faith, gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereunder are consummated. The Borrower also agrees not to assert any claim against any Agent, any Lender or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facility, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated by the Loan Documents.

(b) If the Borrower fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of the Borrower by the Administrative Agent or any Lender, in its sole discretion.

(c) Without prejudice to the survival of any other agreement of the Borrower hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Section 2.07 and this Section 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

SECTION 8.05. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, each Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender shall have made any demand under this Agreement or such Note or Notes and although such Obligations may be unmatured. Each Agent and each Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender and their respective Affiliates may have.

SECTION 8.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, each Agent and the Initial Lender and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 8.07. Assignments and Participations. Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of the Facility, (ii) the aggregate amount of the Advances being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000, (iii) each such assignment shall be to an Eligible Assignee, and (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes, if applicable, subject to such assignment and a processing and recordation fee of $3,500.

(a) Upon such execution, delivery, acceptance and recording, from and after the Effective Date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.07 and 8.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) By executing and delivering an Assignment and Acceptance, each Lender assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this

Agreement. The Register shall be available for inspection by the Borrower or any Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and each other Agent. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes (which shall be marked “cancelled”), if applicable, a new Note to the order of such Eligible Assignee in an amount equal to the outstanding Advances assumed by it pursuant to such Assignment and Acceptance and, if any assigning Lender has retained outstanding Advances hereunder, a new Note to the order of such assigning Lender in an amount equal to the outstanding Advances retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1 or A-2 hereto, as the case may be.

(e) Each Lender may sell participations to one or more Persons (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date scheduled for any payment of principal of, or interest on, the Advances pursuant to Section 2.02 or 2.04 or any dated fixed for payment of fees or other amounts payable hereunder, in each case to the extent subject to such participation.

(f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information in accordance with Section 8.09.

(g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

SECTION 8.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by telecopier of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 8.09. Confidentiality. Neither any Agent nor any Lender shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to such Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis in accordance with this Section, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority) regulating such Lender, (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Lender, (e) in connection with any litigation or proceeding to which such Agent or such Lender or any of its Affiliates may be a party or (f) in connection with the exercise of any right or remedy under this Agreement or any other Loan Document.

SECTION 8.10. Jurisdiction, Etc. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. To the extent permitted by applicable law, each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(a) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any court described in the first sentence of Section 8.10(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 8.11. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

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SECTION 8.12. Waiver of Jury Trial. Each of the Borrower, the Agents and the Lenders irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances or the actions of any Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MADISON RIVER TELEPHONE COMPANY LLC

By	/s/ J. Stephen Vanderwoude
	Title:	Managing Director and Chief Executive Officer

MERRILL LYNCH CAPITAL CORPORATION, as Administrative Agent

By	/S/ JACK MANN
Title: President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Lead Arranger

By	/s/ Jack Mann
Title: President

Initial Lender

MERRILL LYNCH CAPITAL CORPORATION

By	/s/ Jack Mann
Title: President

EXHIBIT A-1

FORM OF TERM NOTE

$	Dated: ,

FOR VALUE RECEIVED, the undersigned, MADISON RIVER TELEPHONE COMPANY LLC, a Delaware limited liability company (the “Borrower”), HEREBY PROMISES TO PAY TO                                               or its registered assigns (the “Lender”) on the Maturity Date (as defined in the Credit Agreement referred to below) the principal amount of the Advance (as defined below) owing to the Lender by the Borrower pursuant to the Credit Agreement dated as of December 22, 2004 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein, unless otherwise defined herein, being used herein as therein defined) among the Borrower, the Lender and certain other Lenders party thereto, the Lead Arranger party thereto and Merrill Lynch Capital Corporation, as Administrative Agent for the Lender and such other Lenders.

The Borrower promises to pay to the Lender interest on the unpaid principal amount of the Advance owing to the Lender from the date of such Advance until such principal amount is paid in full, at such interest rates, in such manner and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America. All payments made on account of principal of the Advance owing to the Lender by the Borrower and all interest thereon that is capitalized and added to the principal thereof (and not evidenced by a separate PIK Note issued to the Lender) shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Promissory Note; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Promissory Note.

This Promissory Note is one of the Term Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of one or more advances (each, an “Advance”) by the Lenders to the Borrower, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES (“OID”). The Lender may, upon request, obtain from the Borrower the Note’s issue price, issue date, amount of OID and yield to maturity for purposes of accruing OID by contacting Paul Sunu, Chief Financial Officer, 103 South Fifth Street, Mebane, North Carolina 27302.

MADISON RIVER TELEPHONE COMPANY LLC

By
Title:

PAYMENTS OF PRINCIPAL AND CAPITALIZATION OF INTEREST

Date	Amount of Principal Paid or Prepaid	Capitalized Interest	Unpaid Principal Balance	Notation Made By

EXHIBIT A-2

FORM OF PIK NOTE

$	Dated: ,

FOR VALUE RECEIVED, the undersigned, MADISON RIVER TELEPHONE COMPANY LLC, a Delaware limited liability company (the “Borrower”), HEREBY PROMISES TO PAY TO                                      or its registered assigns (the “Lender”) on the Maturity Date (as defined in the Credit Agreement referred to below) the principal amount of                              ($                    ) representing interest paid in kind (the “PIK Amount”) on an Advance outstanding under the Credit Agreement dated as of December 22, 2004 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein, unless otherwise defined herein, being used herein as therein defined) among the Borrower, the Lender and certain other Lenders party thereto, the Lead Arranger party thereto and Merrill Lynch Capital Corporation, as Administrative Agent for the Lender and such other Lenders.

The Borrower promises to pay to the Lender interest on the unpaid principal amount of the PIK Amount from the date hereof until such principal amount is paid in full, at such interest rates, in such manner and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America. All payments made on account of principal of the PIK Amount and all interest thereof that is capitalized and added to the principal hereof (and not evidenced by a separate PIK Note issued to the Lender) shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Promissory Note; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Promissory Note.

This Promissory Note is one of the PIK Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the payment of interest on the Advances in kind under the Credit Agreement, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES (“OID”). The Lender may, upon request, obtain from the Borrower the Note’s issue price, issue date, amount of OID and yield to maturity for purposes of accruing OID by contacting Paul Sunu, Chief Financial Officer, 103 South Fifth Street, Mebane, North Carolina 27302.

MADISON RIVER TELEPHONE COMPANY LLC

By
Title:

PAYMENTS OF PRINCIPAL AND CAPITALIZATION OF INTEREST

Date	Amount of Principal Paid or Prepaid	Capitalized Interest	Unpaid Principal Balance	Notation Made By

EXHIBIT B

FORM OF

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement dated as of December 22, 2004 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein, unless otherwise defined herein, being used herein as therein defined) among Madison River Telephone Company LLC, a Delaware limited liability company (the “Borrower”), the Lenders party thereto, the Lead Arranger party thereto and Merrill Lynch Capital Corporation, as Administrative Agent for the Lenders.

Each “Assignor” referred to on Schedule 1 hereto (each, an “Assignor”) and each “Assignee” referred to on Schedule 1 hereto (each, an “Assignee”) agrees severally with respect to all information relating to it and its assignment hereunder and on Schedule 1 hereto as follows:

(1) Such Assignor hereby sells and assigns, without recourse except as to the representations and warranties made by it herein, to such Assignee, and such Assignee hereby purchases and assumes from such Assignor, an interest in and to such Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement. After giving effect to such sale and assignment, and the amount of the Advances owing to such Assignee will be as set forth on Schedule 1 hereto.

(2) Such Assignor (i) represents and warrants that its name set forth on Schedule 1 hereto is its legal name, that it is the legal and beneficial owner of the interest or interests being assigned by it hereunder and that such interest or interests are free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note or Notes marked “cancelled” held by such Assignor (if any) and requests that the Administrative Agent exchange such Note or Notes for a new Note or Notes payable to the order of such Assignee in an amount equal to the Advances, assumed by such Assignee pursuant hereto or new Notes payable to the order of such Assignee in an amount equal to the Advances assumed by such Assignee pursuant hereto and such Assignor in an amount equal to the Advances retained by such Assignor under the Credit Agreement, respectively, as specified on Schedule 1 hereto.

(3) Such Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon any Agent, any Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) represents and warrants that its name set forth on Schedule 1 hereto is its legal name; (iv) confirms that it is an Eligible Assignee; (v) appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (vi) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vii) attaches any U.S. Internal Revenue Service forms required under Section 2.07 of the Credit Agreement.

(4) Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The Effective Date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent, unless otherwise specified on Schedule 1 hereto.

(5) Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) such Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) such Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement (other than its rights or obligations, as the case may be, under Sections 2.07, 7.05 and 8.04 of the Credit Agreement to the extent any claim thereunder relates to an event arising prior to the Effective Date of this Assignment and Acceptance) and, if this Assignment and Acceptance covers all of the remaining portion of the rights and obligations of such Assignor under the Credit Agreement, such Assignor shall cease to be a party thereto.

(6) Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to such Assignee. Such Assignor and such Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

(7) This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

(8) This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of an original executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, each Assignor and each Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

SCHEDULE 1

TO

ASSIGNMENT AND ACCEPTANCE

ASSIGNORS:
Percentage interest assigned		%		%		%		%		%
Outstanding principal amount of Advance assigned	$		$		$		$		$
Principal amount of Note payable to Assignor	$		$		$		$		$

ASSIGNEES:
Percentage interest assumed		%		%		%		%		%
Outstanding principal amount of Advance assumed	$		$		$		$		$
Principal amount of Note payable to Assignee	$		$		$		$		$

Effective Date (if other than date of acceptance by Administrative Agent):

7                         ,

Assignors

_________________________, as Assignor [Type or print legal name of Assignor]

By
Title:

Dated: ,

_________________________, as Assignor [Type or print legal name of Assignor]

By
Title:

Dated: ,

_________________________, as Assignor [Type or print legal name of Assignor]

By
Title:

Dated: ,

[7]	This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Administrative Agent.

Assignees

_________________________, as Assignee [Type or print legal name of Assignee]

By
Title:

Dated: ,

Lending Office:

_________________________, as Assignee [Type or print legal name of Assignee]

By
Title:

Dated: ,

Lending Office:

_________________________, as Assignee [Type or print legal name of Assignee]

By
Title:

Dated: ,

Lending Office:

Accepted [8][and Approved] this day of ,

MERRILL LYNCH CAPITAL CORPORATION, as Administrative Agent

By
Title:

[9] [Approved this day of ,

MADISON RIVER TELEPHONE COMPANY LLC

By
Title: ]

[8]	Required if the Assignee is an Eligible Assignee solely by reason of clause (h) of the definition of “Eligible Assignee.”

[9]	See footnote 8.

EXHIBIT C

FORM OF

SOLVENCY CERTIFICATE

Certificate of Chief Financial Officer

MADISON RIVER TELEPHONE COMPANY LLC

I, Paul Sunu, hereby certify that I am the Chief Financial Officer of Madison River Telephone Company LLC, a Delaware limited liability company (the “Company”), and that I am duly authorized to execute this Solvency Certificate on behalf of the Company, which is being delivered pursuant Section 3.01(a)(vi) of the Credit Agreement dated as of December 22, 2004 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Company, the various financial institutions and other Persons as are, or may from time to time become, parties thereto (collectively, the “Lenders”) and Merrill Lynch Capital Corporation, as administrative agent for each of the Lenders (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.

I do hereby further certify that:

On the date hereof, (a) the fair value of the property of the Company is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of the Company, (b) the present fair salable value of the assets of the Company is not less than the amount that will be required to pay the probable liability of the Company on its debts as they become absolute and matured, (c) the Company does not intend to, and does not believe that it will, incur debts or liabilities beyond the Company’s ability to pay such debts and liabilities as they mature and (d) the Company is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which the Company’s property would constitute an unreasonably small capital.

In reaching the conclusions set forth in this Solvency Certificate (a) the amount of contingent liabilities has been computed as the amount that, in light of all the facts and circumstances existing at this time, represents the amount that can reasonably be expected to become an actual or matured liability and (b) the value to the Company of its investments in its Subsidiaries, and the assets and financial resources of such Subsidiaries, have been taken into consideration.

Delivery of an executed counterpart of a signature page to this Solvency Certificate by telecopier shall be effective as delivery of a manually executed counterpart of this Solvency Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate to the best of his knowledge on behalf of the Company this 22nd day of December 2004.

MADISON RIVER TELEPHONE COMPANY LLC

By
Name: Paul Sunu
Title: Chief Financial Officer